Exhibit 99.1
[ONEOK Logo]	News
May 17, 2007	Analyst Contact: Dan Harrison
918-588-7950 Media Contact: Megan Washbourne 918-588-7572

ONEOK Announces Stock Repurchase Program

TULSA, Okla. - May 17, 2007 - The board of directors of ONEOK, Inc. (NYSE: OKE) today authorized a stock buy back program to repurchase up to 7.5 million shares of the company's currently issued and outstanding common stock.

"Our strong cash position, solid financial performance and future growth prospects through our investment in ONEOK Partners provide us with the financial flexibility to deliver additional value to our shareholders by repurchasing ONEOK shares, which we believe are undervalued," said John W. Gibson, ONEOK chief executive officer.

The shares will be repurchased from time to time in open market conditions or through privately negotiated transactions at the company's discretion, subject to market conditions and other factors. Shares of stock repurchased under this plan will be held as treasury shares.

The program will terminate after two years, unless extended by the board of directors.

Previously, the board had authorized a 7.5 million share repurchase program in January 2005, which was extended and expanded by another 7.5 million shares in November 2005. Repurchase of the shares was completed in August 2006.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 45.7 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to our anticipated financial performance, management's plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. OKE-FI